RegistrationNo. 333-


               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                         ______________

                            FORM S-8
                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                         _______________

                       RESPONSE USA, INC.
     (Exact Name Of Registrant As Specified In Its Charter)

                       11-H Princess Road
                 Lawrenceville, New Jersey 08648
                 (address of principal executive
                   office including zip code)

          Delaware                              22-3088639
(State  or  other jurisdiction of            (I.R.S.Employer
   incorporation or organization)         Identification Number)

                        Response USA, Inc.
                      1994 Stock Option Plan
                       (full title of plan)
                       ____________________

                   Richard M. Brooks, President
                        Response USA, Inc.
                        11-H Princess Road
                 Lawrenceville, New Jersey 08648
                         (609) 896-4500

     (Name, address and telephone number of agent for service)

                         With Copies To:

                        Felice F. Mischel, Esq.
                          Thomas A. Rose, Esq.
                 Schneck Weltman Hashmall & Mischel LLP
                      1285 Avenue of the Americas
                        New York, New York 10019
                            (212) 956-1500
                            ________________

                   CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------
Title of                             Proposed     Proposed    Proposed
Each Class                           Maximum      Maximum     Amount of
of Securities         Amount of      Offering     Aggregate   Regis-
To Be                 Shares To Be   Price Per    Offering    tration
Registered            Registered(1)  Security(1)  Price(1)    Fee
------------------------------------------------------------------------------

Common Stock,
par value $.008
per share ("Common Stock")
issuable upon exercise of
incentive options          66,550      $2.625      $174,694      $52.94

Common Stock issuable upon
exercise of non-incentive
options                   105,208        $.10       $10,520       $3.19

Common Stock issuable upon
exercise of options (2)   600,000       $2.50    $1,500,000     $454.55

Resale of Common Stock
issuable  upon  exercise
of  options               771,758      $3.125    $2,411,744     $730.83


Total                                                         $1,241.51

------------------------------------------------------------------------------

      (1) Estimated pursuant to Rule 457 (c) and (h) based on the high bid price of the Common Stock as reported on the Nasdaq SmallCap Market on March 12, 1997.

      (2) For shares issuable pursuant to stock options outstanding at April 4, 1996, calculated pursuant to Rule 457(h) based on the exercise price of such options.



                              PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.   Incorporation of Documents by Reference.

      The following documents filed with the Securities Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

      The Registrant's Annual Report on Form 10-KSB\A for the year ended June 30, 1996, and the Registrant's Quarterly Reports on Form 10-QSB\A for the Quarters ended September 30, 1996 and December 31, 1996.

      All documents subsequently filed by the Company pursuant to Sections 12(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

     Not applicable.

Item 5.   Interests of Named Experts and Counsel.

      The validity of the securities registered hereby is being passed upon for the Company by Schneck Weltman Hashmall & Mischel LLP, 1285 Avenue of the Americas, New York, New York 10019.

Item 6.   Indemnification of Directors and Officers.

          Article V of the Company's Bylaws provides the following:

           5.1 Right to Indemnification. The Corporation shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact whether civil, criminal, administrative or investigative (collectively, a "proceeding"), by reason of the fact such person is or was a director or officer of the Corporation or a constituent corporation absorbed in a consolidation or merger (hereinafter, a "constituent corporation"), or is or was serving at the request of the
Corporation or a constituent corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture or other enterprise or entity, or is or was a director or officer of the Corporation serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans, if any, of the Corporation or another entity which may be in effect from time to time (any such person, an "Authorized Representative"), against all expenses, liability and loss actually and reasonably incurred or suffered by such Authorized Representative in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Corporation, to the extent that such Authorized Representative is not otherwise indemnified and to the extent that such indemnification is not prohibited by law as it presently exists or may hereafter be amended.

           5.2 Advance of Expenses. The Corporation shall pay all reasonable expenses incurred by an Authorized Representative in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt by the Corporation of a written undertaking by or on behalf of such Authorized Representative to repay all amounts advanced (without interest unless a court of competent jurisdiction determined the payment of interest is required by law) if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

            5.3 Procedure for Determining Permissibility. To determine whether any indemnification under this Article V is permissible, the Board by a majority vote of a quorum consisting of directors not parties to such proceeding may, and on request of any Authorized Representative seeking indemnification shall be required to, determine in each case whether the applicable standards in any applicable statute have been required to, determine in each case whether the applicable standards in any applicable statute have been met, or such determination shall be made (a) the stockholders of the Corporation or (b) by independent legal counsel in a written opinion if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs; provided that, if there has been a change in control of the Corporation between the time of the action or failure to act giving rise to the claim for indemnification and the time such claim is made, at the option of the Authorized Representative seeking indemnification, the permissibility of indemnification shall be determined by independent legal counsel. If a claim for indemnification under this Article is not paid in full within ninety (90) days after a written claim therefor has been received by the Corporation, the claimant may file suit to recover the unpaid amount of such claim, and the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification under applicable law. The reasonable expenses of any Authorized Representative in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification, shall be borne by the Corporation. For purposes of this paragraph, "independent legal counsel" means legal counsel other than that regularly or customarily engaged by or on behalf of the Corporation.

           5.4 Proceedings Initiated by Authorized Representatives. Notwithstanding any other provision of this Article V, the Corporation shall be requested to indemnify an Authorized Representative in connection with a proceeding initiated by such Authorized Representative only if the proceeding was authorized by the Board.

           5.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification provided by this Article V shall not be deemed exclusive of any other right to which one seeking indemnification may have or hereafter acquired under any statute, provision of the Certificate of Incorporating, these Bylaws, agreement, vote of stockholders or disinterested directors of otherwise, and shall inure to the benefit of the heirs, executors and administrators of any person.

          5.6 Insurance and Other Indemnification. The Board shall have the power to (i) authorize the Corporation to purchase and maintain, at the Corporation's expenses, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by applicable law, and (ii) give other indemnification to the extent not prohibited by applicable law.

           5.7 Modification or Repeal. Any modification or repeal of any provision of this Article V shall not adversely affect any right or protection of an Authorized Representation existing hereunder with respect to any act or omission occurring prior to such modification or repeal.

          Article Nine of the Company's Certificate of Incorporation provides the following:

           A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by a director except for (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission of occurring prior to such repeal or modification.

           If the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extend permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.


10(a) - Incentive Stock Option Plan of the Company adopted by the Company's Board on March 18, 1992 and approved by the Company's stockholders on March 30, 1992(1)
10(b) - Restricted Stock Option Plan of the Company adopted August 20, 1990, as amended August 30, 1991, January 2, 1992 and March 18, 1992(1)
5 - Opinion of Schneck Weltman Hashmall & Mischel as to legality of securities being registered
24(a)     -    Consent of Fishbein & Company, P.C.
          (included in Exhibit 5)
24(b)     -    Consent  of  Schneck  Weltman  Hashmall  &  Mischel
          (included in Exhibit 5)

Item 9.   Undertakings.

     1. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1993, each filing of the Registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that this is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     2.        The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration;

           iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration statement;

provided, however, that paragraphs 2 (a)(1)(i) and 2 (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities that at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in
the   opinion  of  the  Securities  and  Exchange  Commission   such
indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                             SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lawrenceville and State of New Jersey on the 13th day of March, 1997.

                                   RESPONSE USA, INC


                                   By:/s/Richard M. Brooks
                                     -------------------------
                                       Richard M. Brooks,
                                       Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                          TITLE                          DATE
---------                          -----                          ----

/s/Richard M. Brooks      Director, President,Chief           March 18, 1997
--------------------      Executive Officer (Principal
Richard M. Brooks         Executive, Financial
                          Accounting Officer)

/s/Ronald A. Feldman      Director, Vice President and        March 18, 1997
--------------------      and Chief Operating Officer
Ronald A. Feldman


                          Director                            March 18, 1997
-------------------
Sheldon Lieberbaum


                          Director                            March 18, 1997
-------------------
Jeffrey S. Budin


/s/Stuart Levin           Director                            March 18, 1997
-------------------
Stuart Levin


/s/Robert M. Rubin        Director                            March 18, 1997
-------------------
Robert M. Rubin


                          Director                            March 18, 1997
-------------------
Todd E. Herman


                                                              EXHIBIT 5.1
                 SCHNECK WELTMAN HASHMALL & MISCHEL LLP
                       1285 Avenue of the Americas
                        New York, New York 10019
                            Tel 212-956-1500
                            Fax 212-956-3252



                             March 12, 1997



Response USA, Inc.
11-H Princess Road
Lawrenceville, New Jersey 08642


                   Re:  Response USA, Inc.
                   Registration of 771,758 Shares
                   of Common Stock on Form S-8
                   -------------------------------
Gentlemen:

         We have acted as counsel for Response USA, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-8 (the "Registration Statement"), pursuant to which the Company proposes to register 771,758 shares of the Company's common stock, $.01 par value per share ("Common Stock"). We are familiar with the proceedings by which the Common Stock has been authorized and issued and have reviewed and are familiar with the Certificate of Incorporation and the By-laws of the Company, and such other corporate records and documents as we have deemed necessary to express the opinion herein stated. We have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that the upon exercise of the options and payment of the exercise price therefor, the Common Stock will be duly and validly authorized and issued by the Company, fully paid and non-assessable.

         We hereby consent to the use of this opinion as Exhibit 5(a) to the Registration Statement and to the inclusion of our name under the section of the Prospectus entitled "Legal Matters."

                   Very truly yours,

                   /s/SCHNECK WELTMAN HASHMALL & MISCHEL LLP




                    CONSENT OF INDEPENDENT AUDITORS




  We hereby consent to the use in this Registration Statement on Form S-8 of Response USA, Inc. of our report dated August 22, 1996 on the consolidated financial statements of Response USA, Inc. contained in such Registration Statement, and to the reference to us, as appearing under the headings of "Experts" in the Prospectus, which is a part of such Registration Statement.





/s/Fishbein and Company, P.C.
-----------------------------
Fishbein and Company, P.C.
Elkins Park, Pa.
March 17, 1997



                       RESPONSE USA, INC.



             771,758 Shares of Common Stock Issuable
                  upon Exercise of Stock Options



      This Prospectus relates to the sale of 771,758 shares of common stock, $.008 par value per share (the "Common Stock"), of
Response USA, Inc. (the "Company"). Such shares of Common Stock are issuable upon exercise of currently issued stock options.

      The Common Stock is traded on The Nasdaq SmallCap Market ("Nasdaq"), under the symbol RUOK. On March 12, 1997, as
reported  by  Nasdaq,  the  closing  bid  price  for  the  Common   Stock
was $3.125.



               _________________________________
     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
 RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD
              THE LOSS OF THEIR ENTIRE INVESTMENT.
                  SEE "RISK FACTORS." (PAGE 5)
               _________________________________
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                   COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
               THE CONTRARY IS A CRIMINAL OFFENSE.













         The date of this Prospectus is March 19, 1997



                     AVAILABLE INFORMATION

           The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission") a Registration
Statement   on   Form  S-3  under  the  Securities  Act  of   1933   (the
"Act") with respect to the securities offered by this Prospectus. For further information with respect to the securities offered hereby, reference is made to the Registration Statement and to the exhibits listed in the Registration Statement.

            The  Company  is  subject  to  the  information  requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, Proxy Statements and other
information   can   be   inspected  and  copies  made   at   the   public
reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following Regional Offices: 7 World Trade Center, New York, New York, 10007, and Room 1204 Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois, 60604. Copies can
also be obtained at prescribed rates from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Avenue, N.W.,
Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information
statements  and  other  information  regarding  registrant's  that   file
electronically.

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Company's Annual Report on Form 10-KSB\A for its fiscal year ended June 30, 1996, and the Quarterly Report on Form 10-QSB\A for the quarter ended September 30, 1996 and the description of
the    Company's    Common   Stock   contained   in   its    Registration
Statement   on  Form  S-3  filed  with  the  Commission  on   April   11,
1996,  as  amended,  and  the Company's Report  on  Form  8-K,  dated  as
of   September  30,  1996,  all  of  which  have  been  previously  filed
with   the   Commission,   are  incorporated  in   this   Prospectus   by
reference.    All   documents   filed  by   the   Company   pursuant   to
Section  13(a),  13(c),  14  or  15(d) of  the  Securities  Exchange  Act
of  1934  after  the  date  hereof and prior to the  termination  of  the
offering   made   hereby  are  also  incorporated  by  reference   herein
and  made  a  part  hereof  from the date of filing  of  such  documents.
Any   statement  contained  in  a  document  incorporated  by   reference
herein  is  modified  or  superseded  for  all  purposes  to  the  extent that  the  statement  contained  in  this  Prospectus  or  in  any  other
subsequently   filed   document  which  is  incorporated   by   reference
modifies   or   replaces  such  statement.   The  Company  will   provide
without  charge  to  each  person, including  any  beneficial  owner,  to whom  a  copy  of  this  Prospectus is delivered,  upon  the  written  or oral  request  of  such  person,  a copy of  all  documents  incorporated
herein    by   reference   (not   including   the   exhibits   to    such
documents,   unless  such  exhibits  are  specifically  incorporated   by
reference in such documents).


                       PROSPECTUS SUMMARY

            The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the more detailed information, Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                          The Company

      Response USA, Inc. (the "Company"), through its wholly-owned subsidiaries, Response Ability Systems, Inc. ("Systems") and Emergency Response Systems, Inc. ("ERS"), markets a personal emergency response system, ("PERS") which enables users, such as elderly or disabled persons, to transmit a distress signal using a portable transmitter which is part of the PERS. When activated by the pressing of a button, the transmitter sends a radio signal to a receiving base installed in the user's home. The receiving base relays the signal over telephone lines to a monitoring station which provides continuous monitoring services. The monitoring station personnel verify the nature of the emergency and contact the appropriate emergency authorities in the user's area. The Company, through its wholly-owned subsidiary United Security Systems, Inc. ("USS"), is also engaged in the sale, installation, continuous monitoring and maintenance of electronic security systems.

           Systems  commenced  operations  in  1985  and,  by  1987,  had sold over 4,000 franchises in 42 states for the distribution of PERS. Systems marketed the franchises to individuals who purchased such franchises as a part-time business or second source of income. The Company believes such franchisees were poorly capitalized. Systems incurred substantial losses in its franchise operations as costs to establish, maintain, promote and service the franchise network exceeded the revenues from the sale of the franchises. Such losses resulted in Systems filing a petition for reorganization under Chapter 11 of the Federal
Bankruptcy Act in October 1987. While in reorganization, Systems discontinued its franchise sales operations, and the Company has no intention of resuming new franchise sales, although a number of its original franchisees are still actively utilizing the Company's monitoring and purchasing its PERS. Since the confirmation of Systems' Plan of Reorganization in January 1990, Systems has devoted substantial efforts to broadening and diversifying its marketing programs to sell PERS units through national pharmacy chains including Revco D.S., Inc and K-Mart pharmacies, rather than direct marketing.

            The Company sells its PERS products directly to the consumer and through franchisees in the United States and a distributor in Canada under the "Instant Response" and "Response
Ability" trade names. The Company also sells and leases PERS through its institutional division to hospitals and home health care agencies. In addition, the Company provides monitoring services through a third-party monitoring station located in Euclid, Ohio, to tens of thousands of users of the Company's
PERS.   The  Company  also  sells  PERS and  related  accessories,  which are manufactured by a contractor located in Florida, to independent home alarm and other vendors under private label programs.

            The   Company's   electronic   security   business   utilizes
electronic devices installed in customers' businesses and residences to provide detection of events, such as intrusion or fire, surveillance and control of access to property. The detection devices are monitored by the same third-party monitoring station which monitors the Company's PERS units. In some instances, commercial customers may monitor these devices at their own premises or the devices may be connected to local fire or police departments. The products and services marketed in the electronic security services industry range from residential systems that provide basic entry and fire protection to more sophisticated commercial systems. USS commenced operation in March 1994, upon the acquisition of substantially all of the assets of two companies engaged in the electronic security business.

            The  Company,  then  known  as  Larsen  Software  Corporation and originally incorporated in Utah in June 1984 for the purpose of acquiring computer software, consummated an intra-state offering in 1985 in which it issued 184,642 shares of common
stock   and   received   proceeds   of  $25,850   which   were   utilized
principally to pay accounting and administrative costs. The Company, which changed its state of incorporation to Nevada in September 1989, did not engage in any significant business operations until August 1990 when it acquired all of the outstanding common stock of Systems. In connection with its acquisition of Systems, the Company changed its name to Lifecall
America,  Inc.   Systems  was incorporated in  Delaware  in  1985  to  do
business  as  a  franchisor  of  direct  sellers  of  PERS,  and  engaged principally  in  such  business  until October  1987,  when  it  filed  a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act. Systems' plan of reorganization (the "Plan of
Reorganization") was confirmed by the U.S. Bankruptcy Court in January 1990, and became effective in February 1990. In March 1992, the Company changed its name to Response USA, Inc. and its state of incorporation from Nevada to Delaware. ERS was incorporated in Delaware in 1994. References to the Company include Systems, ERS and USS.

            The   Company's  executive  offices  are  located   at   11-H
Princess Road, Lawrenceville, New Jersey 08648, and its telephone number at that address is (609) 896-4500.

                      Recent Developments

           The Company completed a financing agreement with Mellon Growth Finance, a division of Mellon Bank, N.A. ("Mellon") on June 30, 1996, providing the Company with a revolving term loan of up to $15,000,000. As of February 28, 1997, the Company has drawn upon approximately $9,650,000 of such available credit. The loan bears interest at 1.75% above Mellon's prime interest rate and matures on June 30, 2000.

            Concurrently  with  the  closing  of  the  Mellon  financing, the Company completed the private placement of 7,500 shares of 1996 Series A Redeemable Convertible Preferred Stock (the "Series
A Preferred Stock"), for an aggregate of $7,500,000. Each share of Series A Preferred Stock is convertible into shares of Common Stock, at the sole option of the holder, based upon the following formula:

          The Premium + 1,000
          -------------------
            Conversion Price


Where (a) the Premium equals 10% multiplied by the number of days from the date the purchaser deposited funds for the purchase of the Series A Preferred Stock through and including the date of conversion divided by 365, and (b) the Conversion Price is equal to the lesser of (i) 80% of the average closing bid price of the
Common Stock as reported by Nasdaq for the five trading days preceding the date of conversion, or (ii) $5.00 per share. The Company may redeem all or any portion of the Premium for cash in lieu of converting such Premium into shares of Common Stock upon the foregoing conversion terms. Each holder may, in their sole discretion, elect to convert up to 50% of the shares of Series A Preferred Stock held beginning August 16, 1996 and may convert the balance beginning September 10, 1996. After June 1, 1999, the Company may require conversion of the Series A Preferred Stock upon the foregoing conversion terms.

       In   September   1996,  as  a  result  of  then   current   market
conditions  for  the  Common  Stock,  the  Company  suspended  conversion of the Series A Preferred Stock. The Company believes that it is not in the best interests of the Company to allow conversions which could result in a precipitous drop in the market value of the Common Stock. The Company and certain holders of the Series
A Preferred Stock have been actively negotiating an alternative to the prescribed conversion. The Company intends to use a substantial portion of the proceeds from the exercise of Warrants, if any, to repurchase some or all of the outstanding
Series   A  Preferred  Stock.   There  can  be  no  assurance  that   any
holders of the Series A Preferred Stock will accept an offer for repurchase of their shares. Furthermore, the Company may again permit the conversion of Series A Preferred Stock into shares of Common Stock at any time. As of December 31, 1996, 6,890 shares of Series A Preferred Stock remain outstanding. See "Risk Factors - Conversion of Series A Preferred Stock."

       On January 2, 1997, Lake Management LDC and KA Investments LDC, each holders of Preferred Stock, filed a Complaint in the Court of Chancery of the State of Delaware against the Company challenging, among other things, the Company's decision to suspend conversion and seeking, among other things, specific performance under a Certificate of Designation to convert their Preferred Stock to Common Stock of the Company. The case is captioned Lake Management LDC and KA Investments LDC v. Response USA, Inc., Civil Action
No. 15449. On February 10, 1997, the Company responded to the Complaint by filing an Answer, Defenses and Counterclaim. A Reply to the Counterclaim was filed on March 3, 1997.

       On February 18, 1997, Halifax Fund, L.P., holder of the Preferred Stock, filed a Complaint, a Motion for a Preliminary Injunction and a Motion for Expedited Proceedings in the Court of Chancery of the State of Delaware against the Company also challenging, among other things, the Company's decision to suspend conversion and seeking, among other things, specific performance under a Certificate of Designation to convert its Preferred
Stock to Common Stock of the Company. The case is captioned Halifax Fund, L.P. v. Response USA, Inc., Civil Action No. 15553. On March 5, 1997, the Court held a conference and denied plaintiff's request for a hearing on plaintiff's motion for a preliminary injunction. On March 11, 1997, plaintiff filed a second Motion for a Preliminary Injunction. The Court held a tele-phonic conference on March 12, 1997 and denied plaintiff's request for a hearing on its second preliminary injunction motion. Plaintiff has indicated that it intends to file a motion for summary judgement, and the Court has scheduled a hearing on that motion for May 13, 1997.

       The Company continues to believe that suspension of the conversion is warranted for various reasons, including without limitation, the unusual trading activity in the Company's Common stock following the issuance of the Preferred Stock, coupled with the substantial conversions of the Preferred Stock at conversion prices linked to the market price of the Common Stock. The Company intends to take whatever action is required to protect the interests of the Company, its Stockholders generally and its Preferred Stockholders, which may include renegotiation of the terms and conditions of the Preferred Stock, and intends to vigorously defend its decision to suspend conversion of the Preferred Stock.

       The Company has been considering a number of additional alternatives to provide financing for the Company's growing operations. As of the date hereof, none of these financing opportunities are probable.


                          The Offering

       Securities Offered:   771,758 shares of Common Stock issuable upon
                             the exercise of currently outstanding stock options

       Use of Proceeds:      The Company will not receive any proceeds of
                             this offering

       Risk Factors:         The securities offered hereby involve a high
                             degree of risk.   See "RISK FACTORS."


       Nasdaq Trading
          Symbols:           Common Stock - RUOK



                          RISK FACTORS

            THIS OFFERING INVOLVES SUBSTANTIAL INVESTMENT RISK AND COMMON STOCK SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN EVALUATING AN INVESTMENT
IN   THE   COMPANY  AND  ITS  BUSINESS  PRIOR  TO  PURCHASE,  PROSPECTIVE
INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS:

            Unprofitable   Operations;   Significant   Obligations.   The
Company   incurred  losses  of  $3,030,830,  $4,411,898  and   $3,158,260
for the years ended June 30, 1995 and June 30, 1996, and the three months ended September 30, 1996, respectively. The Company is required to pay the long-term indebtedness of Systems in connection with Systems Plan of Reorganization, through the year 2000. The Company has funded its operations through various private placements of its securities, including the sale of the Series A Preferred Stock, and through debt financing, including
the   Mellon   financing.   In  this  regard,  the  Company  expects   to
incur significant interest expense as a result of the Mellon financing. In the past, the Company has used external sources of funding to finance its operations (including its debt service requirements) and expects to continue to use external sources of funding for such purpose until the Company's operations become profitable. However, there can be no assurance that such funds will continue to be available if needed. The inability to provide for its working capital needs would seriously inhibit the Company's development and adversely affect its results of operations and prospects.

            Possible   Conversion  of  Series  A  Preferred   Stock    In
September 1996, as a result of then current market conditions for the Common Stock, the Company suspended conversion of the Series
A  Preferred  Stock.   The  Company and certain  holders  of  the  Series
A Preferred Stock have been actively negotiating an alternative to the prescribed conversion. The Company intends to offer to repurchase some or all of the outstanding Series A Preferred Stock. There can be no assurance that any holders of the Series A Preferred Stock will accept an offer for repurchase of their shares. If the Series A Preferred Stockholders do not accept such an offer, they may seek to compel the Company to allow conversion  to  Common  Stock  and/or  seek  monetary  damages  resulting from their inability to convert their shares. Furthermore, the Company may again permit the conversion of Series A Preferred Stock into shares of Common Stock at any time.

            Consequences of Default under Plan of Reorganization. The Company's wholly-owned subsidiary, Systems, filed a petition for reorganization under Chapter 11 of the Federal Bankruptcy Act
in   October  1987.   Systems'  Plan  of  Reorganization  was   confirmed
by   the   U.S.   Bankruptcy   Court  in   January   1990,   and   became
effective in February 1990. The Plan of Reorganization provides for, among other things, long-term payments totalling approximately $2.8 million to secured and unsecured pre-petition creditors and for unpaid state and federal taxes. As of June 30, 1996, deferred payment obligations to such pre-reorganization creditors totalled $374,058, which are payable in varying installments (assuming the adherence to the repayment schedule), through the year 2000, as long as there are no defaults (failure to make timely payments) under the Plan of Reorganization. In the event that the Company should default in payment of these deferred obligations, Systems' pre-reorganization creditors could seek appropriate relief in the bankruptcy court, the result of which could range from dismissal or conversion of Systems' bankruptcy to a Chapter 7 proceeding requiring liquidation of Systems, or modification of Systems' Plan of Reorganization, which could have a material adverse effect upon the Company. Any such modified plan could require the Company to pay more to prepetition creditors than the amounts required under the existing Plan of Reorganization. To date, payments under the Plan of Reorganization have been made in a timely fashion.

           Dependence on Key Personnel. The Company believes that it is dependent to a significant degree on the services of Richard M. Brooks, its President, Chief Executive and Financial Officer and Ronald A. Feldman, its Chief Operating Officer. The Company has purchased key person insurance on the lives of Messrs. Brooks and Feldman in the amounts of $3,000,000 (payable to Mellon Bank) and $1,000,000 (payable to the Company) respectively. There can be no assurance that such insurance would be sufficient to compensate the Company in the event of the death of Mr. Brooks or Mr. Feldman. In addition, the Company has entered into ^ five-year employment agreements with Messrs. Brooks and Feldman, effective on October 23, 1992, as amended to expire on June 30, 2000, but there can be no assurance that Mr. Brooks will remain with the Company during such term or thereafter. In the event that Mr. Brooks or Mr. Feldman or other key personnel should die, become incapacitated, resign, otherwise not remain with the Company or for any other reason be unable to perform their duties, there can be no assurance that the business and operations of the Company would not be adversely affected.

             Competition    and   Markets.    The   personal    emergency
response and electronic security services industries are highly competitive. There are numerous companies of comparable size to, or larger than, the Company and many smaller companies that sell PERS and electronic security service equipment and offer monitoring services. Many of the Company's competitors have
significantly   greater   financial  resources   and   a   larger   sales
organization than the Company. In addition, while the Company generally competes with sellers of PERS and security services, there are numerous large national and multinational companies, with far greater resources than the Company, that compete in the information services industry and the electronic security services industry. The Company competes for the acquisition of new accounts on the basis of its reputation in the industry. The Company also competes in connection with the acquisition of blocks of existing accounts based on the financial package its offers the acquirees. There is no assurance that such larger companies will not attempt to enter the PERS market in the future, or, if they do, that the Company will be able to compete successfully.

           State and Federal Regulation. As a seller of personal emergency response units and electronic security systems, the Company is subject to laws and regulations administered by various states, the Federal Communications Commission, the Food and Drug Administration and the Federal Trade Commission. Some states require licenses or permits to sell PERS and electronic
monitoring    systems   and   to   provide   security    services.     In
addition, federal and state regulations, including without limitation, consumer protection laws, govern the promotion and advertising activities of the Company and other sellers of the Company's products and services. The Company's relationship with its franchisees also is subject to regulation under federal and state franchise laws. Compliance with such laws and regulations is costly, and changes in laws and regulations could increase the cost of compliance and materially affect the Company in other respects not presently foreseeable. In the past, Systems has been the subject of enforcement actions brought under state and federal law to enforce certain of these laws and regulations concerning the sales of franchises. The Company believes that it is in compliance with all material state and Federal regulations.
There can be no assurance that the Company will not be subjected to enforcement actions in the future.

            Products   Liability   and   Errors   and   Omissions.    The
Company  is  subject  to  claims  by  customers  that  a  PERS  unit  was defective, that the Company has failed to provide monitoring services as required, or that some action or inaction by the Company or failure of its products or services has caused or contributed to injury to the customer. While the Company has liability insurance which it deems adequate ($1,000,000 per occurrence and $5,000,000 in the aggregate), there can be no assurance that the Company will be able to maintain such
insurance  or  will  not  be  subjected  to  claims  in  excess  of   its
insurance coverage.

            Prior   Sale   of  Unregistered  Securities.    In   February
1996,   the   Company   consented   to   the   issuance   of   an   Order
Instituting   Proceedings  pursuant  to  the  Securities  Act   of   1933
(the   "Securities  Act")  and  the  Securities  Exchange  Act  of   1934
and Findings and Order of the Securities and Exchange Commission (the "Finding"), without admitting or denying any allegations or
facts   contained  therein.   In  July  1993,  the  Company  sold  60,000
shares of Common Stock pursuant to what it claimed to be an exemption from registration under Regulation S of the Securities
Act. The Finding stated that such sales were made under circumstances in which the Company knew or should have known that such exemption was not available. Consequently, the Finding stated, the sales were made in violation of the registration provisions of the Securities Act. The Company consented to permanently cease and desist from committing or causing any violation, and any future violation, of Section 5 of the Securities Act.

             Limitation of Directors' Liability. The Company's Certificate of Incorporation limits the liability of the Company's directors for breach of their fiduciary duty of care to the Company. The effect of this provision is to eliminate the directors' liability for monetary damages resulting from negligent or grossly negligent conduct in most situations. A director remains responsible for damages to the Company resulting from a breach of his duty of loyalty to the Company, a failure to act  in  good  faith,  intentional misconduct,  a  knowing  violation  of law, receipt of an improper personal benefit, or approval of an illegal dividend or stock purchase. Liabilities under the federal securities laws also are not affected by this provision, as the SEC views such provisions as unenforceable.

            Authorization   and  Discretionary  Issuance   of   Preferred
Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which  would  adversely  affect  the voting  power  or  other  rights  of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. There can be no assurance that preferred stock of the Company will not be issued at some time in the future.

            Shares  Eligible  for  Future  Sale;  Market  Overhang   from
Outstanding  Warrants  and  Options.   As  of  December  31,  1996,   the
Company    had   outstanding   4,130,908   shares   of   Common    Stock,
substantially all of which shares are freely transferable without restriction or further registration under the Securities Act. For the "restricted securities," under Rule 144, if certain conditions are met, persons who satisfy a two year "holding period" may sell within any three-month period a number of such shares which does not exceed the greater of one percent of the total number shares outstanding or the average weekly trading volume of such shares during the four calendar weeks prior to
such   sale.    After   a   three-year  holding  period   is   satisfied,
persons who are not "affiliates" of the issuer of the securities are permitted to sell such shares without regard to these volume restrictions.

            Warrants  and  options  to  purchase  the  following   number
of shares of Common Stock are outstanding: (i) 1,233,381 shares issuable upon exercise of Class A Warrants at a price of $2.50 per share, (ii) 1,481,950 shares issuable upon exercise of Class B Warrants at a price of $3.50 per share, (iii) 49,700 shares issuable upon exercise of Class C Warrants, (iv) 2,868,400 shares issuable upon exercise of options issued to officers, directors and employees of the Company, (v) 12,500 shares issuable upon conversion of convertible debentures, (vi) 175,000 shares issuable upon exercise of the warrants at $4.50 per share, (vii) 1,032,135 shares issuable at a price of $3.25 per share in
connection  with  the  Mellon  financing,  (viii)  2,870,833   shares
issuable upon conversion of the Series A Preferred Stock (based on the current price of the Common Stock and assuming the Company redeems the shares otherwise issuable with respect to the
Premium),    assuming   the   Series   A   Preferred   Stock    is    not
repurchased by the Company.

            No  prediction  can  be  made  as  to  the  effect,  if  any, that  sales  of  shares  of  Common Stock or  the  availability  of  such shares  for  sale  will  have  on  the market  prices  of  the  Company's securities prevailing from time to time. The possibility that substantial amounts of currently restricted shares or newly issued shares of Common Stock into the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities.

            Nasdaq   Maintenance  Requirements;  Possible  Delisting   of
Securities from Nasdaq System. The Board of Governors of the National Association of Securities Dealers, Inc. has established certain standards for the continued listing of a security on Nasdaq. The maintenance standards require, among other things, that an issuer have total assets of at least $2,000,000 and capital  and  surplus  of  at  least $1,000,000;  that  the  minimum  bid price for the listed securities be $1 per share; and that the minimum market value of the "public float" be at least
$1,000,000.    A   deficiency  in  either  the  market   value   of   the
public float or the bid price maintenance standard will be deemed to exist if the issuer fails the individual stated requirement for ten consecutive trading days. If an issuer falls below the bid price maintenance standard, it may remain on Nasdaq if the market  value  of  the  public  float is  at  least  $1,000,000  and  the issuer has $2,000,000 in equity. The Company's current Common Stock price is above $1 per share, however, there can be no
assurance    that   the   Company   will   continue   to   satisfy    the
requirements  for  maintaining  a  Nasdaq  listing.   If  the   Company's
securities were excluded from Nasdaq, it would adversely affect the prices of such securities and the ability of holders to sell them.

           Penny  Stock  Regulation.   In  the  event  that  the  Company
is unable to satisfy Nasdaq's maintenance requirements, trading would be conducted in the "pink sheets" or the NASD's Electronic Bulletin Board. In the absence of the Common Stock being quoted on Nasdaq, or the Company having $2,000,000 in net tangible assets, trading in the Common Stock would be covered by Rules 15g-1 through 15g-6 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under such rules, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from these rules if the market price is at least $5.00 per share.

            The   SEC   adopted  regulations  that  generally  define   a
penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions (such exceptions including an equity security listed on Nasdaq and an
equity   security  issued  by  an  issuer  that  has  (i)  net   tangible
assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years). Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

            If the Company's Common Stock were subject to the regulations on penny stocks, the market liquidity for the
Company's  Common  Stock  could  be severely  affected  by  limiting  the ability of broker/dealers to sell the Company's Common Stock and ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in the Company's securities will not be subject to these or other regulations that would adversely affect the market for such securities.

           Lack  of  Dividends.   The Company has  never  paid  and  does
not plan to pay in the foreseeable future any dividends on its Common Stock, although it is not restricted from doing so.


                        USE OF PROCEEDS

            The Company will not receive any proceeds from the sale of the Common Stock.

                      PLAN OF DISTRIBUTION

            The shares offered hereby may be offered and sold from  time to time by the stockholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time on Nasdaq or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated trans-actions. The methods by which the shares may be sold may include, but not be limited to, the following: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(a) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; an exchange distribution in accordance with the rules of such exchange; ordinary brokerage transactions and transactions in which the broker solicits purchasers; privately negotiated transactions;
short  sales;  and  a  combination of  any  such  methods  of  sale.   In
effecting   sales,  brokers  or  dealers  engaged  by  the   stockholders
may   receive   commissions  or  discounts  from  the   stockholders   or
from  the  purchasers  in  amounts  to be  negotiated  immediately  prior
to   the   sale.   The  stockholders  may  also  sell  such   shares   in
accordance with Rule 144 under the Securities Act.

       The Company is bearing all of the costs relating to the registration of the shares. Any commissions, discounts or other fees payable to the broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the Warrantholders.

                                                    Beneficial Ownership
                                               -----------------------------
Name                       Shares Offered      Prior to Sale      After Sale
----                       --------------      -------------      ----------
Adrienne Ammirata                     600                600           -
Anthony Lopez                         600                600           -
Arline Cheever                      1,000              1,000           -
Beverly Silver                        600                600           -
Robert Miller                         700                700           -
Brenda Blanc                          500                500           -
Brinda Carpenter                      700                700           -
Carol Buchko                        1,200              1,200           -
Chester Bukowski                      500                500           -
Charles Weber Jr.                   1,800              1,800           -
Daniel Gladstone                      600                600           -
Dana Molfetto                       6,500              6,500           -
David Maher                           500                500           -
Debbie Magante                      1,400              1,400           -
Don Williams                          500                500           -
Donald McHugh                       1,500              1,500           -
Donna Dorris                        4,000              4,000           -
Donna Hettinger                     3,000              3,000           -
Edna Johnson                          700                700           -
Edwin Sadinsky                        700                700           -
Eugene Recanzone                      500                500           -
Fabio Ziccardi                      1,000              1,000           -
Florestine Labeaud                    500                500           -
Frank Costantino                    1,000              1,000           -
Frank Fishman                       6,000              6,000           -
Guadalupe Rodriguez                   600                600           -
Isai Cancel                           700                700           -
Jake Jones                            600                600           -
Janet Connor                          500                500           -
Janet Roszel                          600                600           -
Jennifer Lombardi                     500                500           -
Joseph Rutkowski                      500                500           -
Jorge Rivera                          600                600           -
Joseph Miri                           600                600           -
Josephe Sanfedele                     500                500           -
Judith Cancel                       2,500              2,500           -
Keith Campbell                        500                500           -
Kevin Doyle                         5,500              6,700         1,200
Larry Wilson                        2,200              2,200           -
Rodgers L. King                     2,000              2,000           -
Leslie Gasden                         500                500           -
Lillian Lotitto                       700                700           -
Linda Schuler                         600                600           -
Elizabeth Schaeffer                   700                700           -
Lorraine Coley                      1,500              1,500           -
Luz Didenko                           500                500           -
Lynn McNellis                       1,800              1,800           -
Marc Gilbert                       35,000             35,000           -
Marie Pie                           4,350              4,350           -
Mark Schwartz                       2,400              2,400           -
Michael Henderson                     500                500           -
Michelle Malek                      2,300              2,300           -
Ozzie Durbin                        2,700              2,700           -
Patricia Douglas                      700                700           -
Paula Maraspin                      1,200              1,200           -
Randi Silverman-Nwigwe                500                500           -
Randy Carpenter                       500                500           -
Reide Fishman                       1,200              1,200           -
Robert Bailey                       1,500              1,500           -
Robert New                            600                600           -
Scott Affrime                      35,858             35,858           -
Scott Bonetz                        1,100              1,100           -
Solange Nelson                      1,000              1,000           -
Stuart Levin                       14,500             14,500           -
Susan Hearn                         2,000              2,000           -
Tom Hayes                             500                500           -
Tom Vogt                            1,450              1,450           -
Walter Haenish                        600                600           -
Todd Herman                       300,000            309,972         9,972
John Colehower                    300,000            312,000        12,000


                         LEGAL MATTERS

            The validity of the shares of Common Stock under applicable state law will be passed upon for the Company by
Schneck Weltman Hashmall & Mischel LLP, 1285 Avenue of the Americas, New York, New York 10019.

                            EXPERTS

            The  financial  statements  and  schedules  incorporated   by
reference in this Prospectus and elsewhere in the Registration Statement have been audited by Fishbein & Company, P.C., Independent Certified Public Accountants, to the extent indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in accounting and auditing in giving said reports.


      DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                 FOR SECURITIES ACT LIABILITIES

             Insofar   as   indemnification   for   liabilities   arising
under  the  Securities  Act  may  be  permitted  to  directors,  officers and controlling persons of the Company and to the Selling Stockholders pursuant to the provisions of the Company's Certificate of Incorporation, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the
Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Company will, unless in he opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.